Exhibit 4.6

WMG ACQUISITION CORP.

Issuer

PERFECT GAME RECORDING COMPANY LLC

And

WELLS FARGO BANK, NATIONAL ASSOCIATION,

Trustee

FIFTH SUPPLEMENTAL INDENTURE

Dated as of November 29, 2005

TO

INDENTURE

Dated as of April 8, 2004

as amended

U.S. Dollar-denominated 7 3/8% Senior Subordinated Notes due 2014

Sterling-denominated 8 1/8% Senior Subordinated Notes due 2014

This FIFTH SUPPLEMENTAL INDENTURE is dated as of this 29th day November, 2005 (the “Fifth Supplemental Indenture”), among WMG ACQUISITION CORP., a Delaware corporation (the “Company”), PERFECT GAME RECORDING COMPANY LLC (the “Subsidiary Guarantor”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as indenture trustee (the “Trustee”).

WHEREAS, the Company, the guarantors parties thereto and the Trustee entered into an Indenture dated as of April 8, 2004, as amended by the First Supplemental Indenture dated as of November 16, 2004 among the Company, the Trustee, WEA Urban LLC and WEA Rock LLC (since renamed Asylum Records LLC and East West Records LLC, respectively), as further amended by the Second Supplemental Indenture, dated as of May 17, 2005, among the Company, the Trustee, NonZero, LLC (since renamed Cordless Recordings LLC) and The Biz, LLC, as further amended by the Third Supplemental Indenture, dated as of September 28, 2005, among the Company, the Trustee, and Lava Records LLC, as further amended by the Fourth Supplemental Indenture, dated as of October 26, 2005, among the Company, the Trustee, and BB Investments LLC (collectively, the “Indenture”), for the benefit of each other and for the equal and ratable benefit of the Holders of the U.S. Dollar-denominated 7 3/8% Senior Subordinated Notes due 2014 and the Sterling-denominated 8 1/8% Senior Subordinated Notes due 2014 (the “Notes”). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Indenture.

WHEREAS, Section 4.16 of the Indenture requires the Company to cause certain Restricted Subsidiaries to execute and deliver a supplemental indenture to the Indenture providing for issuance by such Restricted Subsidiary of a Subsidiary Guarantee of payment of the Notes.

WHEREAS, the foregoing amendment is permitted under Section 9.01(6) of the Indenture.

WHEREAS, the Company and the Subsidiary Guarantor desires and has requested the Trustee to join with it in the execution and delivery of this Fifth Supplemental Indenture,

NOW, THEREFORE, in consideration of the addition of the Subsidiary Guarantor named below as Subsidiary Guarantor hereunder, the Company and the Subsidiary Guarantor named below covenant and agree with the Trustee as follows:

1. Perfect Game Recording Company LLC shall become a Subsidiary Guarantor as of the date of this Fifth Supplemental Indenture by execution and delivery of this Fifth Supplemental Indenture.

2. The Indenture, as supplemented and amended by this Fifth Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and this Fifth Supplemental Indenture shall be read, taken and construed as one and the same instrument.

3. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Fifth Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

4. All covenants and agreements in this Fifth Supplemental Indenture by the Company and the Subsidiary Guarantor shall bind their respective successors and assigns, whether so expressed or not.

5. In case any provision in this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6. Nothing in this Fifth Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Holders any benefit or any legal or equitable right, remedy or claim under this Fifth Supplemental Indenture.

7. THIS FIFTH SUPPLEMENTAL INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8. All terms used in this Fifth Supplemental Indenture not otherwise defined herein that are defined in the Indenture shall have the meanings set forth therein.

9. This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

10. The recitals contained herein shall be taken as statements of the Issuer and the Subsidiary Guarantor, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of the Indenture, this Fifth Supplemental Indenture or of the Notes and shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have executed this Fifth Supplemental Indenture as of the date first written above.

WMG ACQUISITION CORP.

By:	/s/ Paul Robinson
Name:	Paul Robinson
Title:	SVP & Deputy General Counsel

PERFECT GAME RECORDING COMPANY LLC

By:	/s/ Paul Robinson
Name:	Paul Robinson
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Jeffrey Rose
Name:	Jeffrey Rose
Title:	Vice President